Exhibit 5.1

January 19, 2007

The Board of Directors
Altair Nanotechnologies Inc.
204 Edison Way
Reno, Nevada 89502

Dear Gentlemen:

Re:	Registration Statement on Form S-3 filed by Altair Nanotechnologies Inc, a corporation incorporated under the Canada Business Corporations Act (the "Corporation")

We have been asked to provide this opinion as to Ontario law in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Corporation with the United States Securities and Exchange Commission on January 19, 2007 relating to the sale by the selling stockholders identified in the Registration Statement (the "Selling Stockholders") of up to 481,482 common shares (the “Warrant Shares”) of the Corporation issuable by the Corporation upon the exercise of the warrants to purchase common shares (the “Warrants”) of the Corporation held by the Selling Stockholders and described in the Registration Statement.

In connection with the opinions hereinafter expressed, we have conducted or caused to be conducted such searches as we have considered necessary, advisable or relevant. We have also prepared or examined all such documents, corporate records of the Corporation, certificates of officers of the Corporation, and other materials as we considered advisable or relevant. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such statutes, corporate and public records and other documents, including certificates or statements of public officials, and considered such matters of law, as we have considered necessary or relevant for the purposes of the opinions hereinafter expressed. We have relied upon the certificates referred to above with respect to the accuracy of the factual matters contained therein and we have not performed any independent check or verification of such factual matters.

For the purposes of the opinions hereinafter expressed, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic or original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity at all relevant times of any natural person signing any such document.

We have also assumed for the purposes of the opinions hereinafter expressed that each of the Warrants has been duly executed and delivered by the Corporation (to the extent that such matters are not governed by the laws of the Province of Ontario) and constitutes a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms under the governing law of such Warrants.

We are qualified to practice law only in the Province of Ontario. The opinions hereinafter expressed are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein and are based on the statutes and regulations in effect on the date hereof. We express no opinion on the laws of any other jurisdiction. This opinion is given as of the date hereof and we disclaim any obligation or undertaking to advise you of any change in law or fact affecting or bearing upon this opinion occurring after the date hereof which may be brought to our attention.

Based upon and subject to the foregoing, we are of the opinion that, upon the due exercise of the Warrants by the holders thereof in accordance with the terms of the Warrants, including, without limitation, the receipt by the Corporation of payment in full of the consideration for the issuance of the Warrant Shares as provided for in the Warrants, the Warrant Shares will be validly issued and outstanding as fully paid and non-assessable common shares in the capital of the Corporation.

We hereby consent to the reference to our firm under "Experts and Legal Matters" in the prospectus that constitutes a part of the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

Goodman and Carr LLP